Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Teva Pharmaceutical Industries Limited of our report dated February 21, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Teva Pharmaceutical Industries Limited’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman

Certified Public Accountants (lsr.)

A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

August 5, 2020